UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 15, 2008

STERIS Corporation

(Exact name of registrant as specified in its charter)

Ohio	1-14643	34-1482024
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5960 Heisley Road, Mentor, Ohio	44060-1834
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (440) 354-2600

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On August 15, 2008, the Company entered into various Note Purchase Agreements with various institutional investor purchasers, providing for the private issuance and sale by the Company of $150 million in aggregate principal amount of the Company’s Series A Senior Notes (the “Senior Notes”). The Company’s obligations under these Note Purchase Agreements and the Senior Notes are unsecured but guaranteed by the Company’s domestic material subsidiaries. The proceeds of the sale of the Senior Notes will be used for general corporate purposes including repayment of debt, capital expenditures, acquisitions, dividends and stock repurchases.

The Senior Notes have maturities of 5, 10 and 12 years and consist of the following: (1) $30,000,000 5.63% Senior Notes, Series A-1, due August 15, 2013, (ii) $85,000,000 6.33% Senior Notes, Series A-2, due August 15, 2018, and (iii) $35,000,000 6.43% Senior Notes, Series A-3, due August 15, 2020. The Senior Notes are payable in full together with accrued and unpaid interest at their specified maturities or are payable in whole or in part on such earlier dates as may be required or permitted by the terms of the Note Purchase Agreements. Interest is payable semiannually in arrears. Depending on the circumstances, a prepayment penalty may be payable for prepayments made prior to stated maturity of the Senior Notes.

The Note Purchase Agreements contain customary representations and warranties and covenants, including restrictions on liens, limitations on dispositions, indebtedness maintenance restrictions and a minimum net worth test. The Note Purchase Agreements also contain customary events of default, which include payment and other covenant defaults, breaches of representations and warranties, certain defaults in respect of other material indebtedness and certain ERISA defaults or failures to pay money judgments. Upon the occurrence of any of these events the Company’s payment obligations under the Senior Notes could be accelerated.

Certain of the Senior Note purchasers also hold Company Notes that were issued in 2003, which are described in more detail below. In addition, various affiliates of one of these purchasers provide administrative and investment services for the Company’s 401(k) Plan.

Also, on August 15, 2008, the Company amended various Note Purchase Agreements, each dated as of December 17, 2003, that had previously been entered into between the Company and various institutional investors (the “2003 Note Purchase Agreements”), by executing a First Amendment thereto. Pursuant to the 2003 Note Purchase Agreements the Company had issued $100 million in aggregate principal amount of the following Notes: $40,000,000 4.20% Senior Notes, Series A-1, due December 15, 2008, $40,000,000 5.25% Senior Notes, Series A-2, due December 15, 2013 and $20,000,000 5.38% Senior Notes, Series A-3, due December 15, 2015. The First Amendment, which also was executed by a majority in aggregate principal amount of the holders of the 2003 Notes, effects various modifications to the 2003 Note Purchase Agreements, primarily pertaining to liens, electronic delivery of financial information and notices and certain provisions regarding an Intercreditor Agreement relating to the Company.

The above descriptions of the 2008 Note Purchase Agreements and the First Amendment do not purport to be complete and are intended as a summary of select provisions.

ITEM 2.03	Creation of a Direct Financial Obligation

The information set forth in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERIS CORPORATION

By:	/s/ Mark D. McGinley
Mark D. McGinley Senior Vice President, General Counsel, and Secretary

Date: August 18, 2008